SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT

                                     under

                           THE SECURITIES ACT OF 1933


                           AUTOMATIC DATA PROCESSING, INC.
                (Exact name of registrant as specified in its charter)

               Delaware                               22-1467904
       (State or other jurisdiction          (I.R.S. Employer Identification
       of incorporation or organization      Number)

                   One ADP Boulevard, Roseland, New Jersey  07068
              (Address of Principal Executive Offices) (Zip Code)

                     1990 KEY EMPLOYEES' STOCK OPTION PLAN
                            (Full title of the Plan)

                                James B. Benson
                        Vice President, General Counsel
                            and Assistant Secretary
                        Automatic Data Processing, Inc.
                               One ADP Boulevard
                            Roseland, New Jersey  07068
                    (Name and address of agent for services)

                                 (201) 994-5000
         (Telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE


   Title of                  Proposed maximum  Proposed maximum     Amount of
securities to  Amounts to    offering price       aggregate         registration
be registered be registered     per share*     offering price*      fee


Common Stock,
par value      4,000,000         $53.375        $213,500,000         $73,621
$.10 per share  shares


* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), on the basis of $53.375, the average of the high and low prices for the Common Stock on the New York Stock Exchange on January 18, 1994.


                                        Page 1 of 9 pages.
                                     Exhibit Index on page 7.

               INFORMATION OF EARLIER REGISTRATION BY REFERENCE


  In accordance with General Instruction E to Form S-8, the contents of Registration Statement No. 33-38365 on Form S-8 of Automatic Data Processing, Inc. (the "Company") which was filed with the Securities and Exchange Commission on December 21, 1990 are incorporated herein by reference.

                              AMENDMENT TO PLAN

  The Company's 1990 Key Employees' Stock Option Plan (the "1990 Plan") was adopted by the Company's Board of Directors on August 15, 1990 and was approved by the Company's stockholders on November 15, 1990.

  On August 17, 1993, the Company's Board of Directors approved an amendment to the 1990 Plan which increased the number of shares of the Company's Common Stock, which can be issued pursuant to the 1990 Plan by 4,000,000 shares,so that after such amendment and adjustments for cancelled stock options under the 1973 Key Employees' Stock Option Plan and the 1981 Key Employees' Stock Option Plan which were added to the amount of shares available under the 1990 Plan, the total number of shares allocated to the 1990 Plan is 10,191,121.
Such amendment was approved by the Company's stockholders on November 9, 1993.

                                LEGAL OPINION

  The validity of the shares of the Company's Common Stock being registered pursuant hereto has been passed upon by James B. Benson, Esq., Vice President and General Counsel of the Company. Mr. Benson, a full-time employee of the Company, beneficially owns 10,186 shares of the Company's Common Stock and holds options to purchase an additional 68,000 shares of Common Stock.

                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by, and in accordance with, Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), Article FIFTH of the Company's Amended Restated Certificate of Incorporation (the "Certificate") provides that a director of the Company shall not be held personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL (governing distributions to stockholders) or (iv) for any transaction from which the director derived an improper personal benefit.

  Section 145 of the GCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil,criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer,employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the GCL further provides that a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

  As permitted by, and in accordance with, Section 145 of the GCL, Article FIFTH of the Company's Certificate and Article XIV, Section 6 of the Company's By-Laws as currently in effect each provide, among other things, that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the GCL (and in particular Section 145 thereof), as from time to time amended.

  As permitted by Section 145 of the GCL and the Company's Certificate and By-Laws, the Company also maintains a directors and officers liability insurance policy which insures, subject to certain exclusions,deductibles and maximum amounts, directors and officers of the Company against damages, judgments, settlements and costs incurred by reason of certain action committed by such persons in their capacities as directors and officers.


                                EXHIBITS

Exhibit No.

  5       Opinion of Counsel

  23(a)   Consent of Deloitte and Touche

  23(b)   Consent of Counsel (included in Exhibit No. 5)

                                UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;


      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey, on the 18th day of January, 1994.

                                       AUTOMATIC DATA PROCESSING, INC.
                                          (Registrant)


January 18, 1994                       By      /s/ Josh S. Weston
                                               Josh S. Weston, Chairman and
                                               Chief Executive Officer

   Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                   Title                              Date


/s/ Josh S. Weston          Chairman of the Board              January 18, 1994
(Josh S. Weston)            and Director
                            (Principal Executive Officer)


/s/ Fred D. Anderson, Jr.   Chief Financial Officer and        January 18, 1994
(Fred D. Anderson, Jr.)     Corporate Vice President
                            (Principal Financial Officer)


/s/ Richard J. Haviland     Controller and Corporate           January 18, 1994
(Richard J. Haviland)       Vice President



/s/ Joseph A. Califano, Jr. Director                           January 18, 1994
(Joseph A. Califano, Jr.)



/s/ Leon G. Cooperman       Director                           January 18, 1994
(Leon G. Cooperman)



/s/ Edwin D. Etherington    Director                           January 18, 1994
(Edwin D. Etherington)


/s/ Ann Dibble Jordan       Director                           January 18, 1994
(Ann Dibble Jordan)


/s/ Harvey M. Krueger       Director                           January 18, 1994
(Harvey M. Krueger)




/s/ Charles P. Lazarus      Director                           January 18, 1994
(Charles P. Lazarus)


                            Director
(Frederic V. Malek)


/s/ Henry Taub              Director                           January 18, 1994
(Henry Taub)


/s/ Laurence A. Tisch       Director                           January 18, 1994
(Laurence A. Tisch)


/s/ Arthur F. Weinbach      Director                           January 18, 1994
(Arthur F. Weinbach)

                                INDEX TO EXHIBITS


Exhibit       Description                                              Page


5             Opinion of Counsel                                          8

23(a)         Consent of Deloitte and Touche                              9

23(b)         Consent of Counsel (included in Exhibit No. 5)              8